EXHIBIT 10.56

                                 GENERAL RELEASE
                                 By and Between
                      VYTRA HEALTH PLANS LONG ISLAND, INC.
                                       AND
                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.


     This is a General Release made and entered into by and between Vytra Health Plans Long Island, Inc., Vytra Health Services, Inc., and Vytra Health Plans Managed Systems, Inc., with a principal place of business at 395 North Service Road, Melville, New York 11747 and National Medical Health Card Systems, Inc., with a place of business at 26 Harbor Park Drive, Port Washington, New York, 11050.

     WHEREAS, Vytra Health Plans Long Island, Inc., Vytra Health Services, Inc., and Vytra Health Plans Managed Systems, Inc. ("Vytra"), formerly known as ChoiceCare Long Island, Inc., entered into an agreement with National Medical Health Card Systems, Inc. ("Health Card") dated April 15, 1996 (the "Agreement") whereby Health Card agreed to, among other things, provide pharmacy services to Vytra's members in exchange for payments to be made by Vytra to Health Card; and

     WHEREAS, the parties wish to settle and resolve forever any and all obligations on the part of Vytra to make payments to Health Card under the Agreement for the period from January 1, 1999 through and including December 31, 1999, and the parties hereto specifically acknowledge and agree that Health Card's obligation to refund to Vytra rebates accruing under the Agreement shall remain unaffected by this General Release.

     NOW, THEREFORE, in consideration of the mutual promises and considerations to be paid, the parties thereto agree and covenant to enter into this General Release to the following terms and conditions:

     1. To resolve and settle forever any and all payments due from Vytra to Health Card under the Agreement for the period from January 1, 1999 through and including December 31, 1999, Health Card agrees to accept all payments made to date by Vytra, and that said payments settle and resolve forever any and all financial obligations of Vytra under the Agreement for dates of service or prescriptions filled from January 1, 1999 through and including December 31, 1999;

     2. It is specifically and unambiguously agreed that Health Card's obligation to refund to Vytra any and all rebates it is contractually obligated to refund under the Agreement remains unaffected by this General Release, and Health Card's obligation to pay Vytra any and all rebates and refunds under the Agreement whatsoever shall survive execution hereof; and

     3. This General Release shall not apply in the case of fraudulent misrepresentation by a party.

     IN WITNESS HEREOF, the parties have caused this General Release to be executed by their duly authorized representatives on the 1st day of December, 2000.

Vytra Health Plans Long Island,Inc.    National Medical Health Card Systems,Inc.
Vytra Health Services, Inc.
Vytra Health Plans Managed Systems,Inc.


By: /s/ Philip Gandolfo                 By:  /s/ Bert E. Brodsky
   Philip Gandolfo                         Bert E. Brodsky
   Executive Vice President/CFO            Chairman of the Board